Exhibit 99.1

Filed by Tut Systems, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Corporation: Cosine Communications, Inc.

Commission File No.: 000-30715

Press Release

TUT SYSTEMS, INC.

TO ACQUIRE COSINE COMMUNICATIONS

AND PROVIDES PRELIMINARY 2004 REVENUE RESULTS

Transaction Provides Additional Financial Resources to Address Accelerating Digital TV Market Opportunity

Lake Oswego, Oregon, January 7, 2005 — Tut Systems, Inc. (Nasdaq: TUTS), today announced that it has signed a definitive merger agreement to acquire all of the outstanding shares of common stock of Cosine Communications, Inc. (Nasdaq: COSN) in a stock-for-stock transaction valued at approximately $24.1 million.  Upon closing, Tut Systems will issue approximately 6.0 million shares of its common stock to the shareholders of Cosine.  Approximately 25.2 million shares of Tut Systems common stock are currently outstanding.  The transaction is expected to result in net cash to Tut Systems of approximately $22.75 million, and is expected to close by March 31, 2005.  The transaction is subject to approval by the stockholders of both companies, and to other customary closing conditions.  Tut Systems is acquiring Cosine primarily to provide additional financial resources. Tut Systems will honor Cosine's existing customers' support agreements, but does not expect to offer its products for sale to new customers.  Tut Systems will incorporate Cosine’s intellectual property into its growing IP portfolio.  Tut Systems will not have any additional employees or facilities as a result of the transaction.

“We believe that the Telco TV revolution is accelerating more quickly than we previously predicted, especially with regard to the largest North American carriers,” said Sal D’Auria, Chairman, President and CEO of Tut

Systems.  “Our product line, leading edge technology and real world IOC deployment leadership uniquely position us to be a significant player in this market.  This transaction with Cosine provides additional financial resources for accelerating our plans for industry leadership.”

2004 Preliminary Revenue Results

Based on a preliminary analysis of its results for the quarter ended December 31, 2004, the Company currently expects revenue for the fourth quarter to be $7.0 million, in line with the Company’s previous revenue guidance.  The Company anticipates its revenue for the fiscal year ended December 31, 2004, to be $25.0 million.

“During the fourth quarter, we increased the number of major digital TV headend and remote headend wins.  While we have passed a number of milestones for our first multimillion dollar MPEG-4 contract, we did not recognize any revenue from MPEG-4 sales during the fourth quarter of 2004,” said Randy Gausman, Chief Financial Officer.  “The opportunities for MPEG-4 orders grew during the quarter, but were limited, in part by the availability of MPEG-4 set-top boxes.  We also recorded our first sale of Astria product to a top tier North American carrier for further lab trials and an anticipated Telco TV field trial.”

Conference Call Information

Tut Systems will host a conference call on January 10, 2005 beginning at 5:30 AM Pacific time to discuss the Cosine merger and preliminary fourth quarter results. For callers within the United States, please dial 877-356-8058, at least 5 minutes before start time or visit http://www.tutsystems.com.  International participants may dial 706-634-2465 or visit http://www.tutsystems.com.  Enter conference identification number 3307894.

For callers within the United States accessing the conference call replay, please dial 800-642-1687 or 706-645-9291, conference ID # 3307894.  The replay will be available two hours after the call ends for one week, and will be available at http://www.tutsystems.com.

Additional Information on the Proposed Transaction

In connection with the proposed acquisition transaction, Tut Systems and Cosine will be filing a joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”), including a proxy statement that will be distributed to stockholders of Tut Systems and Cosine.  Investors and security holders of Tut Systems and Cosine are urged to read the joint proxy statement/prospectus carefully when it becomes available and any other relevant documents filed with the SEC, because they will contain important information about the proposed merger.  Investors will be able to obtain a copy of the joint proxy statement/prospectus (when available), as well as other filings of Tut Systems and Cosine, free of charge on the SEC’s Internet site (http://www.sec.gov).  In addition, documents filed by Tut Systems with the SEC can be obtained, without charge, by directing a request to Tut Systems, Inc., Jeff Schline, 6000 SW Meadows Road, Lake Oswego, Oregon, 97035, (917) 217-0364, and documents filed with the SEC by Cosine will be available free of charge by contacting Cosine Communications, Inc., Terry Gibson, 560 S. Winchester Blvd., Suite 500, San Jose, California 95128, (408) 236-7518.  Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decision.

Forward Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to (1) the expected completion and financial impact of the merger with Cosine Communications, (2) the expected acceleration of the Telco TV revolution and our future position and potential success in this market, (3) our plans to accelerate our market leadership position and (4) future growth in MPEG-4 sales and opportunities.  Our estimate of our revenue for the fourth quarter and year ended December 31, 2004, is preliminary and subject to adjustment.  Forward looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties.  As a result, actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward looking statements include the risks inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, the risk that the Cosine transaction will not occur, and the risk that the expected financial benefits of the Cosine transaction will not be achieved as a result of unforeseen costs or events.  Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission.  We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers content processing and distribution products for deploying next-generation data and video services over broadband networks. Service providers, content providers and government agencies in the United States and internationally use Tut Systems solutions to deliver broadcast-quality video over broadband networks.

Tut Systems is headquartered in Lake Oswego, OR with regional offices across North America, Europe and Asia.  For more information visit www.tutsys.com or call 971-217-0400.

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems

(971) 217-0400

RandallG@TutSys.com

Jeff Schline

Manager, Corporate Communications

Tut Systems

(971) 217-0364

jschline@TutSys.com